Exhibit 99.1

Genasys Completes Acquisition of Evertel

Genasys and Evertel Strengthen Protective Communications with Enhanced Agency Collaboration

SAN DIEGO, CA – October 4, 2023 – Genasys Inc. (NASDAQ: GNSS), the global leader in protective communications systems and solutions, today announced that it has completed the acquisition of Evertel Technologies, the leading cross-agency collaboration platform for public safety.

“As the complexity, intensity, and frequency of disasters increase, mass notification is no longer adequate. Protective communications must be a stronger, strategic pillar that incorporates planning and collaboration across first responder agencies while also efficiently relaying that information to the affected community” said Richard Danforth, Chief Executive Officer of Genasys Inc. “Evertel’s solution set is complementary to the Genasys Protect platform as it expands proactive planning and real-time collaboration to accelerate emergency response time and improve execution.”

“The Evertel team is excited to join forces with Genasys” said Chief (Ret.) Jeff Halstead, President & co-founder of Evertel. “The synergy between our teams, product alignment and customer focused operating principles make our companies very complementary to drive adoption of compliant communication practices in mission critical operations.”

Planning, collaboration, and communication are key aspects of inter and intra agency partnership to mitigate and respond to an emergency. With the combined Genasys Protect and Evertel solution set, our customers will benefit from an extensive toolset for the entire lifecycle of an incident. Operating as a virtual Emergency Operations Center (EOC), the combined platform will be an extension of the tools that first responders use daily to drive response efficiency. Advanced post action analytics offered on the platform make it possible to enhance planning for the next incident. The partnership of Genasys Protect and Evertel is creating a new era of compliant collaboration and communication redundancy.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications Solutions and Systems, designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™.” The company provides the Genasys Protect platform, the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as Genasys Long Range Acoustic Devices (LRAD®) that deliver directed, audible voice messages with intelligible vocal clarity from close range to 5,500 meters. Genasys serves state and local governmental agencies, and education (SLED); enterprise organizations in critical sectors such as oil and gas, utilities, manufacturing, and automotive; and federal governments and the military. Genasys Protective Communications Solutions have diverse applications, including emergency warning and mass notification for public safety, critical event management for enterprise companies, de-escalation for defense and law enforcement, and automated detection of real-time threats like active shooters and severe weather. Today, Genasys protects over 70 million people globally and is used in more than 100 countries, including more than 500 cities, counties, and states in the U.S. For more information, visit genasys.com.

About Evertel Technologies
Evertel is a secure & compliant mission-critical collaboration platform for the public safety market that brings the right people, information, and tools together in one space. Our intuitive platform helps agencies of all sizes—small towns, big cities, and everything in between—to work together more effectively to protect their communities and save lives.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the business impact of epidemics or pandemics, geopolitical conflict, and other events that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2022. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contact
Brian Alger, CFA
SVP, IR and Corporate Development
ir@genasys.com
(858) 676-0582

Media Contact:
Anya Nelson
Scratch Marketing + Media for Genasys Inc.
genasyspr@scratchmm.com

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